Exhibit 2.4

EARNOUT AGREEMENT

THIS EARNOUT AGREEMENT (this “Agreement”) is made as of the 9th March, 2020, by and among Clancy Systems International Inc., a Colorado corporation, whose address is 22 Baltimore Road, Rockville, Maryland 20850 (“Buyer”), ARKE TECH S.A.P.I DE C.V. a Mexican corporation (“Seller”), and Hyperion Digital Group S.R.L. DE C.V., a Mexican company (the “Company”). Company, Buyer and Seller are collectively referred to herein as the “Parties”.

WITNESSETH:

WHEREAS, Company, Seller and Buyer are parties to that certain Purchase Agreement dated as of the same date hereof (the “Purchase Agreement”) which provides for Buyer to purchase all of the Membership Interest of the Company (terms used in this Agreement which are not defined herein shall have the meaning given to such term in the Purchase Agreement);

WHEREAS, the Purchase Agreement provides that the Buyer and Company will enter into this Agreement with Seller to provide for earnout payments to Seller conditioned on the profits of the Company meeting or exceeding the benchmarks set forth herein; and

WHEREAS, the Parties now desire to enter into this Agreement to set forth the terms and conditions for the earnout contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the promises and of the respective representations and warranties set forth in this Agreement, and of the covenants and agreements contained herein, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

Definitions

1.1           Definitions.

“Adjusted EBITDA”— EBITDA, adjusted as described in the last sentence of this definition and by excluding the effects of any of the following to the extent otherwise included in consolidated earnings from operations:

(a)               any management fees, general overhead expenses, or other intercompany charges, of whatever kind or nature, charged by Buyer to the Company, except that Buyer may charge interest on any loans or advances made by Buyer or its Affiliates to the Company in connection with their business operations.

“Affiliate”—with respect to any entity, an entity that directly or indirectly controls or is controlled by, or is under common control with, as the case may be, the relevant entity.

“Buyer”—as defined in the preamble.

“Company” —as defined in the preamble.

“Computation Notice”—as defined in Section 3(a).

“EBITDA”— services revenues from the operations of the Company less the total cost of services rendered by the Company towards employee salaries (including benefits), payroll costs, payroll taxes, independent contractor payments (and any corresponding benefits) and vendor payments, all as determined in accordance with GAAP as consistently applied by the Company less all overhead expenses and every business related expense excluding Interest, depreciation and amortization.

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“Earnout Period”—calculated from the date of Closing as provided in the Purchase Agreement, for Year 1, the twelve (12)-month period immediately following the Closing Date; for Year 2, the twelve (12)-month period immediately following Year 1 and for Year 3, the twelve (12)-month period immediately following Year 2. Earnout Periods shall be comprised of whole months, meaning if the Closing Date is on or between the 1st to 15th of any month, Year 1 begins on the first day of such month. If the Closing Date is on or between the 16th to last day of any month, Year begins on the first day of the following month.

“Income Statement”—as defined in Section 3(a).

“Independent Accountants”—a recognized national or regional independent accounting firm mutually acceptable to Buyer and Seller. If Buyer and Seller cannot agree on a firm within fifteen (15) days from any event that requires selection of such a firm, then Buyer and Seller shall each select an accountant who is a certified public accountant and the two accountants so selected shall within fifteen (15) days thereafter mutually agree on a recognized national or regional independent accounting firm.

“Objection Notice”—as defined in Section 3(c).

“Seller”—as defined in the preamble.

ARTICLE 2

Earnout Payment

2.1       Earnout Payments.

1.	Seller is eligible for an Earn-out payment of up to $5,000,000 for the first year provided the EBITDA (in US dollars) for the twelve month- period post-closing is at least $2,000,000. To qualify for the earnout, the EBITDA should be at least $500,000 and the earnout will be 0 for any EBITDA under $500,000; For post closing 12-month EBITDA between $500,000 and above, there will a prorated earnout with no limits on upside earning potential. The actual earnout amount paid would be 3X EBITDA (Three times EBITDA) and will be paid in shares of common stock of Buyer.

2.	Seller is eligible for an Earn-out payment in the amount of up to $5,000,000 for the Second year provided the EBITDA (in US dollars) for the 13-24th month- period post closing is at least $2,000,000. To qualify for the earnout, the EBITDA should be at least $1,500,000 and the earnout will be 0 for any EBITDA under $1,500,000; For post closing 13-24 months EBITDA between $1,500,000 and above, there will a prorated earnout with no limits on upside earning potential. The actual earnout amount paid would be 3X EBITDA (Three times EBITDA) and will be paid shares of common stock of Buyer.

3.	Seller is eligible for an Earn-out payment in the amount of up to $3,000,000 for the Third year provided the EBITDA (in US dollars) for the 25-36th month period post- closing is at least $2,000,000. To qualify for the earnout, the EBITDA should be at least $2,000,000 and the earnout will be 0 for any EBITDA under $2,000,000; For post closing 25-36th months EBITDA between $2,000,000 and above, there will a prorated earnout with no limits on upside earning potential. The actual earnout amount paid would be 1.5X EBITDA (one and half times EBITDA) and will be paid shares of common stock of Buyer.

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4.	The common stock of Buyer issuable hereunder shall be valued at the average closing price of such securities on the principal trading market during the twenty (20) trading days prior to the last date of each applicable earnout period.

5.	It is intended that the issuance of shares hereby are issuable pursuant to Regulation S, promulgated under the Securities Act of 1933, as amended, and issuance is conditioned thereon. Prior to issuance of any such shares, Seller shall execute and deliver a non-U.S. investor questionnaire/representation confirming that it is a non-U.S. person/entity and that it understands and will comply with the provisions of Regulation S.

ARTICLE 3

Procedure

3.1          Procedure.

(a)               Promptly following the end of each Earnout Period, Buyer shall prepare (i)  an income statement of the Company for the Earnout Period, which shall be prepared in accordance with GAAP as consistently applied by the Company (the “Income Statement”), and (ii)  a computation of EBITDA, showing separately each of the adjustments made to EBITDA to arrive at Adjusted EBITDA (the “Computation Notice”). Buyer shall deliver the Income Statement and the Computation Notice to Seller within forty-five (45) days following the end of the applicable Earnout Period.

(b)               Upon execution of such access letters as may be reasonably required by the Company, Seller shall be given reasonable access during normal business hours to (and copies of) all the Company’s books, records, and other documents, including work papers, worksheets, notes, and schedules used in preparation of the Income Statement and its computation of EBITDA and Adjusted EBITDA in the Computation Notice for the purpose of reviewing the Income Statement and the Computation Notice.

(c)               If, within ten (10) days following delivery of the Income Statement and the Computation Notice to Seller, Seller has not given Buyer notice of an objection as to any amounts set forth on the Income Statement or the computation of EBITDA or Adjusted EBITDA in the Computation Notice (which notice shall state in reasonable detail the basis of Seller’s objection) (the “Objection Notice”), the Adjusted EBITDA as computed by Buyer will be final, binding, and conclusive on the Parties.

(d)               If Seller timely gives Buyer an Objection Notice, and if Seller and Buyer fail to resolve the issues raised in the Objection Notice within fifteen (15) days after giving the Objection Notice, Seller and Buyer shall submit the issues remaining in dispute for resolution to an Independent Accounting Firm selected from any of the considered Big Four accounting firms located in Mexico and the US at the time resolution is required.

(e)               The Parties shall negotiate in good faith in order to seek agreement on the procedures to be followed by the Independent Accountants, including procedures with regard to the presentation of evidence. If the Parties are unable to agree upon procedures within ten (10) days of the submission to the Independent Accountants, the Independent Accountants shall establish such procedures giving due regard to the intention of the Parties to resolve disputes as promptly, efficiently, and inexpensively as possible, which procedures may, but need not, be those proposed by either Buyer or Seller. The Independent Accountants shall be directed to resolve only those issues in dispute and render a written report on their resolution of disputed issues with respect to the Income Statement and the Computation Notice as promptly as practicable, but no later than sixty (60) days after the date on which the Independent Accountants are engaged. The determination of Adjusted EBITDA by the Independent Accountants will be based solely on written submissions of Buyer, on the one hand, and Seller, on the other hand, and will not involve independent review. Any determination by the Independent Accountants will not be outside the range established by the amounts in (i) the Income Statement and the computation of EBITDA and Adjusted EBITDA in the Computation Notice proposed by Buyer, and (ii) Seller’s proposed adjustments thereto. Such determination will be final, binding, and conclusive on the Parties.

(f)               If the computation of Adjusted EBITDA is submitted to the Independent Accountants for resolution:

(i)            The Parties shall execute any agreement required by the Independent Accountants to accept their engagement pursuant to this Section 3;

(ii)           The Parties shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party or its accountants or other representatives, and shall be afforded the opportunity to present to the Independent Accountants, with a copy to the other Party, any other written material relating to the disputed issues;

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(iii)               The determination by the Independent Accountants, as set forth in a report to be delivered by the Independent Accountants to the Parties, will include all the changes in the Income Statement and the computation of EBITDA and Adjusted EBITDA in the Computation Notice required as a result of the determination made by the Independent Accountants.

ARTICLE 4

Miscellaneous

4.1          Entire Agreement. This Agreement, together with the other agreements among the Parties executed and delivered concurrently herewith, supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

Mr. Luis Nieto shall remain the CEO of the Company in Mexico and his current employment benefits shall either remain the same or improved, but in no circumstance undermined for the next 36 months. Buyer agrees to affirmatively vote its Shares to maintain the appointment of Mr. Nieto as CEO, subject only to a termination “for cause”, which voting obligation shall be subject to specific performance.. Notwithstanding the foregoing, Seller can seek any other remedy available to it at law. Pursuant to the aforementioned, it will be Mr. Luis Nieto's sole responsibility as CEO of the Company to employ its best efforts to comply with the EBITDA calculations described in this Agreement

4.2          Modification. This Agreement may only be amended, supplemented, or otherwise modified by a writing executed by the Parties.

4.3          Assignments and Successors. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior consent of the other Parties. Any purported assignment of rights or delegation of obligations in violation of this Section 4.3 will be void. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and permitted assigns of the Parties.

4.4          Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of Delaware, without giving effect to the conflict of laws principles of such state. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.

4.5          Remedies Cumulative. The rights and remedies of the Parties are cumulative and not alternative.

4.6          Consent to Jurisdiction; Waiver of Trial. To the extent that any court action is required to enforce any provision of this Agreement, the Parties hereby agree to exclusive jurisdiction of the courts of Delaware. Accordingly, with respect to any such court action, the Parties agree to (i) submit to the personal jurisdiction of such courts; (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. The Parties agree any dispute arising under this Agreement shall be determined by a bench trial without jury, and the Parties hereby waive their right to a jury trial in any such dispute.

4.7          No Waiver. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable legal requirements: (i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a Party, in whole or in part, unless made in a writing signed by such Party; (ii) a waiver given by a Party will only be applicable to the specific instance for which it is given; and (iii) no notice to or demand on a Party will (A) waive or otherwise affect any obligation of that Party or (B) affect the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

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4.8          Notices. All notices and other communications required or permitted by this Agreement shall be given in accordance with Section 7.1 of the Purchase Agreement.

4.9          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

4.10      Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement, and will be effective when counterparts have been signed by each of the Parties and delivered to the other Parties. A manual signature on this Agreement, which image is transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement for all purposes.

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IN WITNESS WHEREOF, the Parties have duly executed this Earnout Agreement as of the date first hereinabove written.

BUYER:

Clancy Systems International Inc. a Colorado corporation

By: _____________________(SEAL)
Naveen Dokui, President

SELLER:

ARKE TECH S.A.P.I DE C.V. a Mexico Corporation

By: ___________________(SEAL)
Luis Nieto Campos

COMPANY:

Hyperion Digital Group S.R.L DE C.V. a Mexico Corporation

By: ______________________
Luis Nieto Campos, CEO

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